EXHIBIT 5


                                OPTION AGREEMENT


          OPTION AGREEMENT, dated December 17, 1997, between Lexington Healthcare Group, Inc., a Delaware corporation (the "Corporation") and Jack Friedler (the "Optionee").

          WHEREAS, the Corporation has adopted a 1997 Stock Option Plan (the "Option Plan").

          WHEREAS, the Corporation desires to grant to the Optionee, pursuant to the Option Plan, the right and option to purchase shares (the "Option Shares") of Common Stock, $.0l par value per share (the "Common Stock"), of the Corporation, on the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the receipt of $1.00 and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

          SECTION 1.      Option to Purchase Common Stock.

               a. Subject to Section 12 hereof, the Corporation hereby grants to the Optionee, pursuant to the Option Plan, an option (the "Option") to purchase from the Corporation Option Shares, at a purchase price of $2.625 per Option Share (the "Option Price"). The Optionee's right and option to purchase the Option Shares shall vest annually commencing December 17, 1998 as follows: (i) 20,000 Option Shares vest on December 17, 1998; (ii) 20,000 Option Shares vest on December 17, 1999; and
(iii) 20,000 Option Shares vest on December 17, 2000 (each an "Installment") at the Option Price, so long as the Optionee is employed by the Corporation. Said right shall be cumulative. In the event that the Optionee's employment with the Corporation terminates prior to December 17 of any year, the Optionee shall not have the right or option to purchase any part of an Installment which would have otherwise vested on such December 17. With respect to the Option, the "Option Period" shall commence on the date hereof and terminate on December 16, 2003.

               b. The Option may be exercised by the Optionee by delivery to the Corporation, at any time commencing December 17, 1998, of a written notice (the "Option Notice"), which Option Notice shall state the Optionee's intention to exercise the Option, the date on which the Optionee proposes to purchase the Option Shares (the "Closing Date") and the number of Option Shares to be purchased on the Closing Date, which Closing Date shall be no later than 30 days nor earlier than 10 days following the date of the Option Notice. Upon receipt by the Corporation of an Option Notice from the Optionee, the Optionee shall be obligated to purchase that number of Option Shares to be purchased on the Closing Date set forth in the Option Notice.

               c. The purchase and sale of Option Shares acquired pursuant to the terms of this Option Agreement shall be made on the Closing Date at the offices of the Corporation. Delivery of the stock certificate or other instrument registered in the name of the Optionee, evidencing the Option Shares being purchased on the Closing Date, shall be made by the Corporation to the Optionee on the Closing Date against the delivery to the Corporation of a certified or bank check in the full amount of the aggregate purchase price therefor.

          SECTION 2. Representations and Warranties of The Holder. The Optionee hereby represents and warrants to the Corporation that in the event the Optionee acquires any Option Shares, such Option Shares will be acquired for his own account, for investment and not with a view to the distribution thereof. The Optionee understands that except as set forth in Section 6 hereof, the Option Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or the transaction is exempt from registration. The certificate or certificates representing any Option Shares shall bear the following restrictive legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933; OR (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR SIMILAR RULE UNDER THE SECURITIES
          ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAN AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE."

          SECTION 3.      Reorganization; Mergers; Sales; Etc.

               a. If, at any time during the Option Period, there shall be any capital reorganization, reclassification of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another corporation that does not result in a "Change of Control" (as such term is hereinafter defined), then the unexercised and fully vested portion of this Option shall, after such reorganization, reclassification, consolidation or merger, be exercisable for the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the Optionee would have been entitled if the Optionee had held shares of Common Stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale.

               b. If at any time during the Option Period, there shall be any Change in Control, then (i) all options under this Option shall become vested, accelerate and become immediately exercisable as of the date immediately preceding the effective date of the Change of Control, and (ii) the unexercised and fully vested Option shall, after such Change in Control, be exercisable for the kind and number of shares of stock of the Corporation or the Corporation resulting from such consolidation of surviving such merger or to which such properties and assets shall have been sold to which the Optionee would have been entitled if the Optionee had held all of the Option Shares immediately prior to such Change of Control. A change of control shall be deemed to have occurred when:

                    (i) A person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of the Corporation's securities having 30% or more of the combined voting power of then outstanding securities of the Corporation that may be cast for the election of directors of the Corporation;

                    (ii) At any time, a majority of the Board-nominated slate of candidates for the Board is not elected;

                    (iii) The Corporation consummates a merger in which it is not the surviving entity;

                    (iv) Substantially all of the Corporation's assets are sold; or

                    (v) The Corporation's Stockholders approve the dissolution or liquidation of Employer.

               c. The provisions of this Section 3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and sales.

          SECTION 4.      Adjustment of Option Shares and Option Price.

               a. The number of Option Shares subject to this Option during the Option Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of Common Stock.

               b. The Option Price shall be subject to adjustment from time to time as follows:

      If, at any time during the Option Period, the number of shares of Common Stock outstanding is altered by a stock dividend payable in shares of Common Stock or by a subdivision or split-up or combination of shares of Common Stock, then, immediately following the record date fixed for the determination of holders of shares of Common Stock, entitled to receive such subdivision or split-up or combination, the Option Price shall be appropriately increased or decreased and the number of shares of Common Stock issuable upon the exercise hereof shall be increased or decreased, pursuant to the formula set forth in Section 4.c.

               c. Upon each adjustment of the Option Price pursuant to the provisions of this Section 4, the number of shares of Common Stock issuable upon the exercise hereof shall be adjusted to the nearest full share of Common Stock by multiplying a number equal to the Option Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable immediately prior to such adjustment and dividing the product so obtained by the adjusted Option Price.

          SECTION 5.      Termination of the Options.

               a. Termination of Options in General. Subject to subsections (b)-(d) of this Section, the Option granted hereby shall terminate and the Option shall no longer be exercisable after the earlier of December 16, 2003 or three months after the date of termination of employment, except in the case of retirement, death or disability.

               b. Option Rights Upon Retirement. If the Optionee retires from the employment of the Corporation or any affiliate or subsidiary in accordance with the Corporation's retirement policy of the Corporation or any affiliate or subsidiary and prior to his complete exercise of the Option, the Board of Directors or the Stock Option Committee of the Corporation, in its discretion, may allow the Option to be fully exercised, at any time within one year after the date of such termination, to the extent that the Optionee was entitled to exercise the Option at the date of his retirement.

               c. Option Rights Upon Disability. If an Optionee becomes disabled while employed by the Corporation or any affiliate or subsidiary and prior to his complete exercise of the Option, the Board of Directors or the Stock Option Committee of the Corporation, in its discretion, may allow the Option to be fully exercised, at any time within one year after the date of such termination, to the extent that the Optionee was entitled to exercise the Option at the date of his disability.

               d. Death of the Optionee. In the event that an Optionee shall die while he is an employee of the Corporation (or within three (3) months after the termination of such employment) and prior to his complete exercise of the Option, the Option may be exercised in whole or in part only: (i) by the Optionee's estate or on behalf of such person or persons to whom the Optionee's rights pass under his Will or by the laws of descent and distribution, (ii) to the extent that the Optionee was entitled to exercise the Option at the date of his death, and (iii) prior to the expiration of the term of the Option, or within one year after the date of death, whichever is earlier.

          SECTION 6.      Transfer of Option; Successors And Assigns.

          This Agreement (including the Option) and all rights hereunder shall not be transferable at any time without the prior written consent of the Corporation. This Agreement and all the rights hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, approved assigns and approved transferees.

          SECTION 7.      Employment of Optionee.   Neither the adoption of
the 1997 Plan nor the granting of any Option shall confer upon the Optionee any right to continued employment, nor shall it interfere in any way with the right of the Company to terminate the employment of Optionee at any time, with or without cause.

          SECTION 8. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If the Corporation, to:

               Lexington Healthcare Group, Inc.
               35 Park Place
               New Britain, Connecticut 06052

               Attention:  Harry N. Dermer, President

          With a copy to:

               Arthur Marcus, Esq.
               Gersten, Savage, Kaplowitz & Fredericks, LLP
               101 East 52nd Street, 9th Floor
               New York, NY 10022

          If to the Optionee:

          to the address written below the Optionee's signature below;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following the day on which the piece of mail containing such communication is posted.

          SECTION 9. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Connecticut.

          SECTION 10. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previously written or oral negotiations, commitments, representations and agreement.

          SECTION 11. Amendments and Modifications. This Agreement, or any provision hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.

          SECTION 12. Termination. In addition to the termination provisions set forth in Section 1 hereof, the Option shall terminate and the Option shall no longer be exercisable after December 16, 2003.

                    [Signatures on following page]

          IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed and delivered as of the date first above written.

                                        LEXINGTON HEALTHCARE GROUP, INC.



                                        By: /s/ Harry Dermer
                                            Harry Dermer
                                            President


AGREED TO AND ACCEPTED BY:



Jack Friedler            ###-##-####
Optionee Name and Social Security Number


1041 Church Hill Rd.
Optionee Address


Fairfield, CT 06430